Exhibit 99.1 FOR IMMEDIATE RELEASE

MEDQUIST AND CBAY RECEIVE COURT APPROVAL TO ACQUIRE SPHERIS

Sale to Transition Spheris to an Entity with Greater Financial Flexibility

Spheris' Customers will have Service Continuity and Access to Industry-Leading Technology

Transaction Expected to Close in April

MT. LAUREL, N.J and FRANKLIN, Tenn. – April 15, 2010 – MedQuist Inc. (Nasdaq: MEDQ) and its majority shareholder CBay Inc., leading providers of technology-enabled clinical documentation services and Spheris, a leading global provider of clinical documentation technology and services, today announced that the United States Bankruptcy Court for the District of Delaware has approved the sale of substantially all of Spheris’ assets to MedQuist Inc. and CBay Inc. Under the terms of the sale, MedQuist will acquire Spheris’ U.S. assets and CBay will acquire the stock of Spheris India Private Limited, a subsidiary of Spheris. The purchase price is $98,833,900 in cash and an unsecured subordinated promissory note issued by MedQuist Transcriptions, Ltd. in an aggregate principal amount of $17,500,000. The Companies expect the transaction to close in April.

"MedQuist is a natural partner for Spheris," said Peter Masanotti, MedQuist CEO. "Spheris' customers can look forward to receiving the same great service and outstanding quality from a company with a strong financial position, which will allow for increased investment in the business. We believe that Spheris’ customers will also benefit from MedQuist's extensive suite of services and technologies, experience, knowledge, and culture of best-in-class service. MedQuist expects to maintain Spheris’ strong commitment to customer support and service continuity in a seamless transition for current customers."

“We are pleased to receive Court approval of this transaction,” said Robert Butler, Chief Restructuring Officer of Spheris. “As was our goal from the outset, we want to maximize recoveries for our stakeholders. We believe this transaction will help us reach that goal. In addition, as a result of this transaction, Spheris will be part of a stronger, more competitive company, and we believe this is a positive outcome for Spheris, our employees, customers and other stakeholders.”

Tony James, Chief Operating Officer of Spheris, added, “We are confident that this transaction advances the interests of our customers by transitioning Spheris’ assets to an entity with greater financial flexibility. We expect a smooth transition and we appreciate our customers’ continued support. I would also like to thank the dedicated employees of Spheris for their continuing commitment and focus on serving our customers.”

Access to Court documents and other general information about Chapter 11 cases is available at www.gardencitygroup.com/cases/spheris.

Spheris’ financial advisor was Jefferies & Company, Inc. Its restructuring advisor was Capstone Advisory Group and its legal counsel was Willkie Farr & Gallagher. MedQuist’s financial advisors were Lazard and Piper Jaffray & Co., and its legal counsel was Wachtell, Lipton, Rosen & Katz.

About MedQuist

MedQuist (Nasdaq: MEDQ) is a leading provider of medical transcription services, and a leader in technology-enabled clinical documentation workflow. MedQuist's enterprise solutions -- including mobile voice capture devices, speech recognition, Web-based workflow platforms, and global network of medical editors -- help healthcare facilities improve patient care, increase physician satisfaction, and lower operational costs. For more information, please visit www.medquist.com.

MedQuist offers an industry-leading healthcare information management platform (DocQment Enterprise Platform®), which serves as the foundation for its transcription service offerings and includes workflow management, core measures reporting, structured documentation, data analytics, and key customer reporting. In addition, MedQuist solutions include SpeechQ™ real-time interactive speech recognition for radiology and general medicine, DocQvoice™ for capturing dictation, and computer-assisted coding and abstracting. This blend of solutions drives document quality and accuracy and advances the adoption of electronic health records -- resulting in improved patient care and higher levels of efficiency.

About CBay Holdings

CBay Holdings, together with its subsidiaries and equity investees, is a leading provider of technology-enabled medical transcription services and related revenue cycle solutions. CBay Holdings partners with healthcare providers to deliver outsourced transcription solutions designed to improve the quality and timeliness of clinical data and information, reduce operational costs, increase physician satisfaction, and enhance revenue cycle performance. The Company serves more than 2,400 health systems, hospitals, and physician groups in the U.S. CBaySystems Holdings Ltd is composed of a portfolio of businesses, including CBay Systems & Services Inc, CBay Systems (India) Private Ltd, Mirrus Systems Inc. and a majority shareholding of approximately 69.5% percent in MedQuist Inc. CBaySystems Holdings Ltd trades under the CBAY symbol on the AIM market of the London Stock Exchange.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements include, without limitation, statements regarding the effects or benefits of the transaction, the integration of the businesses, the transition of customers, the competitiveness of the combined company and any other statements that are not historical facts. These risks and uncertainties include the ability of MedQuist to achieve the benefits currently expected from the proposed transaction and the timing of the closing of the transaction. Other risks and uncertainties, which are more fully described in documents filed by MedQuist with the Securities and Exchange Commission, including Annual Reports on Form 10-K, could cause actual results to differ from those contained in the forward-looking statements.

Contacts:

For CBay and MedQuist	For Spheris

Kathleen Lang Marketing Communications (856) 206-4725 Mark Sullivan General Counsel & Chief Compliance Officer (856) 206-4210	Lisa DeMoss Director, Marketing and Communications (615) 261-1716 Andy Brimmer / Andrew Siegel / Nicholas Lamplough Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449